Exhibit 99.1

FOR RELEASE AT 3:00 PM CST

Contact:  Pat Hansen
Senior Vice President and
Chief Financial Officer
414-247-3435
www.strattec.com

STRATTEC SECURITY CORPORATION
REPORTS FISCAL 2016 THIRD QUARTER OPERATING RESULTS

Milwaukee, Wisconsin – April 21, 2016 -- STRATTEC SECURITY CORPORATION (NASDAQ:STRT) today reported operating results for the fiscal third quarter ended March 27, 2016.

Net sales for the Company’s third quarter ended March 27, 2016 were $94.0 million, compared to net sales of $88.8 million for the third quarter ended March 29, 2015.  Net income for the current year quarterly period was $1.9 million, compared to net income of $4.4 million in the prior year quarter.  Diluted earnings per share for the current year quarterly period were $.52 compared to diluted earnings per share of $1.20 in the prior year quarter.

For the nine months ended March 27, 2016, the Company’s net sales were $293.1 million compared to net sales of $313.0 million in the prior year nine month period.  Net income during the current year nine month period was $8.6 million compared to net income of $19.5 million in the prior year nine month period.  Diluted earnings per share were $2.35 for the nine month period ended March 27, 2016 compared to diluted earnings per share of $5.33 during the nine month period ended March 29, 2015. The lower net sales and net income for the year to date period was anticipated and was primarily attributed to a $34 million decrease in incremental service parts sales to General Motors to support a recall campaign for service parts that were shipped during the prior year period. Those incremental sales did not continue during the current year nine month period ended March 27, 2016.

Net sales to each of our customers or customer groups in the current year quarter and prior year quarter were as follows (in thousands):

	Three Months Ended
	March 27, 2016	March 29, 2015

Fiat Chrysler Automobiles	$27,188	$26,151
General Motors Company	18,670	17,015
Ford Motor Company	13,860	10,951
Tier 1 Customers	14,198	18,637
Commercial and Other OEM Customers	12,415	10,380
Hyundai / Kia	7,717	5,683
TOTAL	$94,048	$88,817

Sales to Fiat Chrysler Automobiles in the current year quarter increased slightly. During the current year quarter, Fiat Chrysler Automobiles temporarily shutdown production at its Sterling Heights, Michigan and Toluca, Mexico assembly plants which are primarily responsible for production of the Chrysler 200 and Dodge Journey.  This shutdown reduced our sales by $4.5 million during the current year quarter.  During the prior year quarter, Fiat Chrysler implemented a temporary shutdown of its Windsor, Canada assembly plant to re-tool for production of the new  Chrysler Pacifica minivan. The negative effect of that shutdown last year was partially offset by increased service sales during the prior year quarter in comparison to the current year quarter. These two items reflected a reduction in sales to Fiat Chrysler Automobiles between the current year quarter and the prior year quarter of $6.5 million. Increased sales to General Motors Company in the current year quarter related primarily to a sales concession recorded during the prior year quarter. Increased sales to Ford Motor Company in the current year quarter were attributed primarily to higher vehicle production volumes and content on models for which we supply components, in particular for components we supply for F-150 pick-up trucks.  Sales to Tier 1 Customers decreased in the current quarter due to lower production volume on passenger cars for which we supply  driver control and door handle components. Commercial and Other OEM Customers during the current year quarter increased in comparison to the prior year quarter.  These customers primarily represent purchasers of vehicle access control products, such as latches and fobs, that have been developed in recent years to complement our historic core business of locks and keys.  The increased sales to Hyundai / Kia in the current year quarter were principally due to higher vehicle production volumes on the Kia Sedona minivan for which we supply components.

Gross profit margins were 15.4 percent in the current year quarter compared to 17.7 percent in the prior year quarter. The decrease in gross profit margin was attributed to a combination of product sales mix, higher costs associated with diversifying our product portfolio and agreed upon customer price reductions that became effective  at the start of the new calendar year. These negative items were offset by a favorable Mexican Peso to US dollar exchange rate affecting our Mexican operations.

Engineering, Selling and Administrative expenses as a percent of net sales in the current year quarter were 11.4% compared to 11.1% in the prior year quarter. Overall operating expenses were higher in the current year quarter primarily due to new product development costs associated with utilizing  third party vendors for a portion of the development work.

Included in Other Income, Net in the current year quarter compared to the prior year quarter were the following items (in thousands of dollars):

	March 27, 2016	March 29, 2015

Equity Earnings of VAST LLC Joint Venture	$211	$301
Equity Loss of STRATTEC Advanced Logic	(382)	(508)
Net Foreign Currency Realized and
Unrealized Transaction Gain	215	583
Other	29	115
	$73	$491

During the current year quarter STRATTEC contributed $3.0 million to its Defined Benefit Pension Trust to improve the overall funded status of the Plan.

Frank Krejci, President & CEO commented: “While overall sales levels remained strong, profits were impacted by product mix and following our strategy for long term growth. We are spending money now on design expenses for programs which we are excited to have recently been awarded.   This current activity will be very positive for earnings and strategic growth in the future. Attractive returns are also expected from recent investments to improve our efficiency and the quality processes within our operations. Lastly, our efforts to diversify continue to progress, but they are not yet contributing to the bottom line”.

STRATTEC designs, develops, manufactures and markets automotive Access Control Products, including mechanical locks and keys, electronically enhanced locks and keys, steering column and instrument panel ignition lock housings, latches, power sliding side door systems, power lift gate systems, power deck lid systems, door handles and related products.  These products are provided to customers in North America, and on a global basis through a unique strategic relationship with WITTE Automotive of Velbert, Germany and ADAC Automotive of Grand Rapids, Michigan.  Under this relationship, STRATTEC, WITTE and ADAC market each company’s products to global customers under the “VAST” brand name.  STRATTEC’s history in the automotive business spans over 105 years.

Certain statements contained in this release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements may be identified by the use of forward-looking words or phrases such as “anticipate,” “believe,” “could,” “expect,” “intend,” “may,” “planned,” “potential,” “should,” “will,” and “would.”   Such forward-looking statements in this release are inherently subject to many uncertainties in the Company’s operations and business environment.  These uncertainties include general economic conditions, in particular, relating to the automotive industry, consumer demand for the Company’s and its customers’ products, competitive and technological developments, customer purchasing actions, changes in warranty provisions and customer product recall policies, foreign currency fluctuations, and fluctuations in our costs of operation (including fluctuations in the cost of raw materials).  Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.  The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances occurring after the date of this release.  In addition, such uncertainties and other operational matters are discussed further in the Company’s quarterly and annual filings with the Securities and Exchange Commission.

STRATTEC SECURITY CORPORATION
Results of Operations
(In Thousands except per share amounts)
(Unaudited)

	Third Quarter Ended		Nine Months Ended
	March 27, 2016	March 29, 2015	March 27, 2016	March 29, 2015
Net Sales	$94,048	$88,817	$293,072	$313,049

Cost of Goods Sold	79,527	73,066	243,442	250,789

Gross Profit	14,521	15,751	49,630	62,260

Engineering, Selling &
Administrative Expenses	10,680	9,847	32,450	33,524

Income from Operations	3,841	5,904	17,180	28,736

Interest Income	4	61	19	126

Interest Expense	(51)	(17)	(95)	(39)

Other Income, Net	73	491	76	3,171

Income before Provision for Income
Taxes and Non-Controlling Interest	3,867	6,439	17,180	31,994

Provision for Income Taxes	589	1,064	4,857	9,378

Net Income	3,278	5,375	12,323	22,616

Net Income Attributable
to Non-Controlling Interest	(1,389)	(999)	(3,758)	(3,162)

Net Income Attributable to
STRATTEC SECURITY
CORPORATION	$1,889	$4,376	$8,565	$19,454

Earnings Per Share:
Basic	$0.53	$1.23	$2.39	$5.47
Diluted	$0.52	$1.20	$2.35	$5.33
Average Basic
Shares Outstanding	3,565	3,520	3,557	3,511

Average Diluted
Shares Outstanding	3,619	3,603	3,620	3,603

Other
Capital Expenditures	$6,244	$4,696	$14,339	$21,651
Depreciation & Amortization	$2,528	$2,206	$7,603	$6,467

STRATTEC SECURITY CORPORATION

Condensed Balance Sheet Data
(In Thousands)

	March 27, 2016 (Unaudited)	June 28, 2015
ASSETS
Current Assets:
Cash and cash equivalents	$23,158	$25,695
Receivables, net	55,606	58,807
Inventories, net	41,713	34,786
Other current assets	19,908	18,873
Total Current Assets	140,385	138,161
Investment in Joint Ventures	15,365	15,326
Other Long Term Assets	14,527	10,816
Property, Plant and Equipment, Net	77,009	71,126
	$247,286	$235,429

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$29,400	$27,838
Other	30,707	36,897
Total Current Liabilities	60,107	64,735
Accrued Pension and Post Retirement Obligations	2,803	2,988
Borrowings Under Credit Facility	18,000	10,000
Deferred Income Taxes	5,077	4,595
Other Long-term Liabilities	731	710
Shareholders’ Equity	312,080	303,073
Accumulated Other Comprehensive Loss	(29,686)	(26,859)
Less: Treasury Stock	(135,883)	(135,902)
Total STRATTEC SECURITY
CORPORATION Shareholders’ Equity	146,511	140,312
Non-Controlling Interest	14,057	12,089
Total Shareholders’ Equity	160,568	152,401
	$247,286	$235,429

STRATTEC SECURITY CORPORATION
Condensed Cash Flow Statement Data
(In Thousands)
(Unaudited)

	Third Quarter Ended		Nine Months Ended
	March 27, 2016	March 29, 2015	March 27, 2016	March 29, 2015
Cash Flows from Operating Activities:
Net Income	$3,278	$5,375	$12,323	$22,616
Adjustment to Reconcile Net Income to
Cash Provided by Operating Activities:
Equity Loss in Joint Ventures	171	207	486	138
Depreciation and Amortization	2,528	2,206	7,603	6,467
Foreign Currency Transaction Gain	(474)	(583)	(1,795)	(3,004)
Unrealized (Gain) Loss on Peso
Forward Contractors	(267)	-	600	-
Stock Based Compensation Expense	377	313	1,247	1,013
Change in Operating Assets/Liabilities	(371)	(1,622)	(12,002)	(3,807)
Other, net	(44)	15	(44)	172

Net Cash Provided by Operating Activities	5,198	5,911	8,418	23,595

Cash Flows from Investing Activities:
Investment in Joint Ventures	(1,500)	-	(1,720)	(384)
Additions to Property, Plant and Equipment	(6,244)	(4,696)	(14,339)	(21,651)
Proceeds from Sale of Property, Plant
and Equipment	76	-	76	-
Other	-	-	(150)	(215)
Net Cash Used in Investing Activities	(7,668)	(4,696)	(16,133)	(22,250)

Cash Flows from Financing Activities:
Borrowings Under Credit Facility	15,000	7,500	20,500	9,000
Repayment of Borrowings Under Credit Facility	(7,000)	-	(12,500)	(500)
Dividends Paid to Non-Controlling
Interests of Subsidiaries	-	-	(1,568)	(882)
Dividends Paid	(465)	(428)	(1,397)	(1,282)
Exercise of Stock Options and
Employee Stock Purchases	25	20	609	734
Net Cash Provided by Financing Activities	7,560	7,092	5,644	7,070

Effect of Foreign Currency Fluctuations on Cash	145	(115)	(466)	(136)

Net Increase in Cash & Cash Equivalents	5,235	8,192	(2,537)	8,279

Cash and Cash Equivalents:
Beginning of Period	17,923	19,843	25,695	19,756
End of Period	$23,158	$28,035	$23,158	$28,035